EXHIBIT 99.1

                   [Ashcroft Homes Corporation LOGO - Graphic]

                                  Press Release

For Immediate Release
April 28, 2003
Denver, Colorado

ASHCROFT HOMES ANNOUNCES AGREEMENT TO ACQUIRE ADDITIONAL INVENTORY FOR ITS DENVER DIVISION

     Ashcroft Homes Corporation (OTCBB:ASHC) announced today that it has agreed with affiliates of the Equinox Group of Denver to acquire an additional inventory of building lots and building units in three additional subdivisions. The acquisition would add approximately 280 developed building lots and 20 finished and partially finished residential units to Ashcroft's existing inventory. All of the properties are located in the Denver metropolitan area.

     Terms of the agreements require Ashcroft to assume existing debt on the properties and issue an undetermined amount of stock. Subject to completion of negotiations for assumption of debt and continuing due diligence, closing of the acquisition is scheduled for the end of May.

     Commenting on the agreements, Ashcroft Chief Executive, Richard Dean stated, "This acquisition is the first major step in diversifying our product mix, and preparing ourselves for significant revenue growth". Mr. Dean further states that, "these properties give us an immediate presence in the lucrative multi-family residential construction business, and should help us increase our velocity of units closed."

     Ashcroft Homes Corporation is a public company whose stock currently trades over the counter. Through its operating subsidiaries, the Company develops residential building lots and constructs primarily detached homes for the move-up, relocation and empty nester markets. The Company continues to expand its product base to include certain segments of multi-family residential and production homes. Ashcroft operates predominantly in Colorado Springs, Denver and Fort Collins. The Company and its predecessors have operated in Colorado for more than 20 years.

     Certain statements contained herein and subsequent oral statements constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are

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identified by words such as "intends," "anticipates,"  "believes," "expects" and
"hopes" and include, without limitation, statements regarding the Company's plan
of  business   operations,   future  revenues  and  operations  and  anticipated
transactions. Factors that could cause actual results to differ materially include, among others set forth in the Company's filings with the SEC, the following: acceptability of the Company's services in the market place, interest rates, receipt of additional working capital, general economic conditions, competition and decisions of third parties over which the Company has no control. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

     For additional information, contact:

     Joseph Oblas, President
     Ashcroft Homes Corporation
     (303) 799-6194